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                                                                    EXHIBIT 5.1


                       [Dorsey & Whitney LLP Letterhead]



Great Plains Software, Inc.
1701 S.W. 38th Street
Fargo, North Dakota 58103

          Re:  Registration Statement on Form S-3 (Registration No. 333-70123)

Ladies and Gentlemen:

          We have acted as counsel to Great Plains Software, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") relating to the sale of up to 2,300,000 shares of common stock of the Company, par value $0.01 per share (including 300,000 shares to be subject to the Underwriters' over-allotment option) (the "Common Stock"), of which up to 1,035,000 shares will be sold by the Company and up to 965,000 shares will be sold by the selling shareholders named in the Registration Statement.

          We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Common Stock will be sold for a price per share not less than the par value per share of the Common Stock and will be issued and sold as described in the Registration Statement.

          Based on the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Company and the selling shareholders pursuant to the Registration Statement have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

          Our opinions expressed above are limited to the laws of the State of Minnesota.

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Great Plains Software, Inc.
February 17, 1999
Page 2


          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Dated: February 17, 1999
                                       Very truly yours,

                                       /s/  DORSEY & WHITNEY LLP

TSH